Exhibit 4.3
EXECUTION VERSION
THIRD SUPPLEMENTAL INDENTURE
This Third Supplemental Indenture (this “Third Supplemental Indenture”), dated as of March 19, 2018, among William Lyon Homes, Inc., a California corporation (the “Company”), each of the subsidiaries of William Lyon Homes, a Delaware corporation (“Parent”), listed on Schedule I attached hereto (each, a “New Guarantor” and collectively, the “New Guarantors”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, WLH PNW Finance Corp. (the “Escrow Issuer”) initially issued $300,000,000 aggregate principal amount of 7.00% Senior Notes due 2022 (the “Securities”) under an indenture, dated as of August 11, 2014 (the “Indenture”), among the Escrow Issuer, the guarantors party thereto and the Trustee;
WHEREAS, the Company, Parent, certain subsidiaries of Parent (with Parent, the “Original Guarantors”) and the Trustee executed a supplemental indenture to the Indenture, dated as of August 12, 2014 (the “First Supplemental Indenture”), whereby the Company agreed to become a party to the Indenture as the “Company” and each of the Original Guarantors agreed to become a party to the Indenture and to irrevocably Guarantee the Guaranteed Obligations pursuant to Article 10 under the Indenture;
WHEREAS, the Company, certain subsidiaries of Parent and the Trustee executed and delivered a second supplemental indenture to the Indenture, dated as of August 12, 2014 (the “Second Supplemental Indenture”), adding certain guarantors for the Securities;
WHEREAS, the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Guaranteed Obligations on the terms and conditions set forth herein and in the Indenture; and
WHEREAS, pursuant to Sections 4.13 and 9.01 of the Indenture, the Company, the New Guarantors and the Trustee are authorized to execute and deliver this Third Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. AGREEMENT TO BE BOUND. As of the date hereof, each New Guarantor, by its execution of this Third Supplemental Indenture, hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all the obligations and agreements of a Subsidiary Guarantor under the Indenture. The New Guarantors agree to be bound by the terms and provisions of the Indenture applicable to a Subsidiary Guarantor, including but not limited to Article 10 thereof, and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture, as if a party to the Indenture on the date of its execution.
3. AGREEMENT TO GUARANTEE. The New Guarantors hereby agree, jointly and severally, with all other Guarantors, to unconditionally guarantee to each Holder and to the Trustee the Obligations, to the extent set forth in the Indenture and subject to the provisions in the Indenture. The obligations of the Guarantors to the Holders of Securities and to the Trustee pursuant to the guarantees and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the guarantees.
4. REAFFIRMATION AND RATIFICATION OF INDENTURE, GUARANTEES AND SECURITIES; THIRD SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly set forth herein, this Third Supplemental Indenture shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Holders under the Indenture, the Securities or the Security Guarantees and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Indenture, the Securities and the

Security Guarantees, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Third Supplemental Indenture shall apply to and be effective only with respect to the provisions of the Indenture or the Securities specifically referred to herein. Each and every term, condition, obligation, covenant and agreement contained in the Indenture, the Security Guarantees, and the Securities is hereby ratified and re-affirmed in all respects and shall continue in full force and effect.
5. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, member, manager or stockholder of the Company, Parent or any Restricted Subsidiary shall have any liability for any obligations of the Company or any Guarantor under the Securities, the Indenture, this Third Supplemental Indenture or any Guarantor under its Security Guarantee for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Securities and the Security Guarantees.
6. GOVERNING LAW. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
7. MULTIPLE ORIGINALS. The parties hereto may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture.
8. EFFECT OF HEADINGS. The section headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the other parties hereto.
10. SUCCESSORS. All covenants and agreements in this Third Supplemental Indenture by the parties hereto shall bind their successors.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

WILLIAM LYON HOMES, INC.

By:     /s/ Matthew R. Zaist
Name:     Matthew R. Zaist
Title:     President and Chief Executive Officer

RSI Communities LLC
RSI Jurupa Valley LLC
RSI Communities - California LLC
RSI Communities - Texas LLC
RSI Communities Realty Inc.
RSI Construction Services LLC
RSI Communities - Alderwood LLC
RSI Stillwater LLC
RSI Stonewall LLC
WLH Prado LLC
WLH Trails at Leander LLC
WLH Onion Creek LLC

By:     /s/ Matthew R. Zaist
Name:     Matthew R. Zaist
Title:     Vice President

[Signature Page - Third Supplemental Indenture - 7.00% Notes due 2022]

U.S. Bank National Association,
as Trustee

By:    /s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

[Signature Page - Third Supplemental Indenture - 7.00% Notes due 2022]

Schedule I
New Guarantors

1.	RSI Communities LLC, a Delaware limited liability company

2.	RSI Jurupa Valley LLC, a Delaware limited liability company

3.	RSI Communities - California LLC, a Delaware limited liability company

4.	RSI Communities - Texas LLC, a Delaware limited liability company

5.	RSI Communities Realty Inc., a Delaware corporation

6.	RSI Construction Services LLC, a Delaware limited liability company

7.	RSI Communities - Alderwood LLC, a Delaware limited liability company

8.	RSI Stillwater LLC, a Delaware limited liability company

9.	RSI Stonewall LLC, a Delaware limited liability company

10.	WLH Prado LLC, a Delaware limited liability company

11.	WLH Trails at Leander LLC, a Delaware limited liability company

12.	WLH Onion Creek LLC, a Delaware limited liability company